Exhibit 10.21

LEASE

This Lease is made as of the 27 day of APRIL, 2006, by and between ARBUTUS SHOPPING CENTER LIMITED PARTNERSHIP, with an office c/o AmCap, Incorporated, 1281 E. Main Street, Stamford, CT 06902 (“Landlord”) and CARROLLTON BANK, a commercial banking institution organized and existing under the laws of the state of Maryland, having an address at 344 North Charles Street, Suite 300, Baltimore, MD 21201 (“Tenant”).

ARTICLE 1.   FUNDAMENTAL LEASE PROVISIONS

Section 1.1   Fundamental Lease Provisions.   The fundamental provisions of this Lease (the “Fundamental Lease Provisions”) are as follows:

Shopping Center:   The premises (including land and buildings thereon and any extensions thereof or additions thereto) generally known as the Arbutus Shopping Center on Maiden Choice Lane in Arbutus, Maryland.

Tenant’s Trade Name:         CARROLLTON BANK

Leased Premises:   Those premises located in the Shopping Center, currently consisting of the Ground Leased Premises together with Tenant’s improvements constructed thereon as well as the In-Line Leased Premises (collectively, the Leased Premises) crosshatched on Exhibit A attached hereto and made part hereof.

Square Footage:   Approximately 8,436 square feet total

Permitted Use:   Said Leased Premises are leased only for the conduct and operation of a commercial bank with drive-through facilities, and for no other uses or purposes.

Lease Commencement Date:              May 1, 2006

Rent Commencement Date:                May 1, 2006

Lease Term:           The Lease Commencement Date through the Lease Termination Date.

Extension Option:                Four (4) five-year periods (see Addendum)

Lease Termination Date:     April 30, 2011

Lease Year:            The first Lease Year shall commence on the Lease Commencement Date and shall end on April 30, 2007, and each succeeding Lease Year shall run concurrently with each succeeding period of twelve (12) months of the term of the Lease.

Minimum Rent:		Monthly Installment
5/1/06-4/30/07:	$210,900.00	$17,575.00
5/1/07-4/30/08:	$217,227.00	$18,102.25
5/1/08-4/30/09:	$223,743.81	$18,645.32
5/1/09-4/30/10:	$230,456.12	$19,204.68
5/1/10-4/30/11:	$237,369.81	$19,780.82

Percentage Rent rate:          None

Security Deposit:                 None

Promotion Charge Rate:      None

Broker:   AmCap, Inc.

Section 1.2             Effect of Reference to Fundamental Lease Provisions.   Each reference in this Lease to any of the Fundamental Lease Provisions shall be construed to incorporate all of the terms provided under each such Fundamental Lease Provision.

ARTICLE 2.   PREMISES AND TERM

Section 2.1             Lease of Leased Premises.   Landlord hereby leases Tenant, and Tenant hereby leases from Landlord, the Leased Premises which shall include a non-exclusive license to use the common areas of the Shopping Center (the “Leased Premises”).

Section 2.2             Term.   The term of this Lease shall be the Lease Term.

ARTICLE 3.   RENT

Section 3.1             Minimum Rent.   Tenant shall pay to Landlord the Minimum Rent due for each Lease Year, without notice, demand, setoff or deduction, in equal monthly installments, in advance, on the first day of each and every month of the Lease Term commencing on the Rent Commencement Date.  If the Lease Term shall commence on a date other than the last day of the month, the Minimum Rent shall be prorated for such fraction of a month based on the actual number of days in such month.

Section 3.2             Additional Rent.   All payments and charges of any nature whatsoever due from Tenant under the terms of this Lease, including, without limitation, all payments to be considered to be additional rent due hereunder.

ARTICLE 4.   NET LEASE

Section 4.1             Net Lease.   This is intended to be a net lease, so that all Minimum Rent and additional rent provided for herein shall be received by Landlord free and clear of any offsetting costs or expenses relating to the Shopping Center, whether capital in nature or not, except as set forth in Section 4.2.  Accordingly, Tenant shall be responsible for and obligated to pay Tenant’s Share of all costs and expenses incurred by or on behalf of Landlord in connection with the ownership and operation of the Shopping Center, excluding only those costs set forth in Section 4.2.

Section 4.2             Landlord’s Cost.   Tenant shall not be responsible for certain income taxes expressly excluded from Tenant’s responsibility in Section 5.2, the cost of construction of new building areas, the cost of initial improvements to premises leased to tenants of the Shopping Center other than Tenant, leasing commissions, ground rent and debt service payable under any Mortgage (as hereinafter defined).

ARTICLE 5.   REAL ESTATE TAXES

Section 5.1             Tenant’s Payments.   Tenant shall pay to Landlord, as additional rent, Tenant’s Share (as defined in Section 6.1) of all Real Estate Taxes (as defined below).

Section 5.2             Definition of Real Estate Taxes.   “Real Estate Taxes” shall mean all real estate taxes, assessments, water and sewer rents (except water meter charges and sewage charges based on usage) and other governmental impositions and charges of every kind and nature whatsoever, extraordinary as well as ordinary, general and special, foreseen and unforeseen, including those for public improvements or otherwise, which shall or may, during the Lease Term, be assessed against, levied or imposed upon, become a lien upon, or become due and payable in connection with the ownership, use, occupancy or possession of the Shopping Center or any part thereof and any expenditure incurred by Landlord in the contest or protest of any Real Estate Tax or assessed valuation, when incurred.  Real Estate Taxes shall not include any inheritance, estate, succession, transfer, gift, franchise, corporation, or income or profit tax that is or may be imposed upon Landlord; provided, however, that if, at any time after the date hereof, the methods of taxation shall be altered so that, in lieu of, or as a substitute for, or in addition to, the whole or any part of the taxes now levied, assessed or imposed on real estate as such, there shall be levied, assessed or imposed (i) a tax on the rents received from such real estate, or (ii) a license fee measured by the rents receivable by Landlord from the Shopping Center or any portion thereof, or (iii) a tax, license fee or other charge imposed upon Landlord which is otherwise measured by or based in whole or in part upon the Shopping Center or any portion thereof, or (iv) if an income or franchise tax is imposed upon Landlord in addition to the taxes now levied, assessed or imposed on real estate, then the same shall be included in the computation of Real Estate Taxes, provided the Shopping Center is the only property of Landlord subject to such tax or fee.

Section 5.3             Estimated Tax Payments.   On each date that an installment of Minimum Rent is due, Tenant shall pay to Landlord an amount equal to 1/12 of Tenant’s Share of the estimated Real Estate Taxes (as determined by Landlord) next due for the Shopping Center (or such other fraction as Landlord determines to be needed) to assure that prior to the due date of Real Estate Taxes due for the Shopping Center Landlord shall have received from Tenant funds sufficient to pay Tenant’s Share in full.  Landlord shall provide Tenant with a copy of each tax bill for the Shopping Center and a statement setting forth the amount due from Tenant as Tenant’s Share.  If the amount due from Tenant exceeds the amount of the estimated payments collected from Tenant, Tenant shall pay the difference to

Landlord within ten (10) days of the receipt of such statement.  If the amount of estimated payments exceeds the amount due, Landlord shall credit such difference to the next installment or installments or estimated payments due under this Section.  If the Lease Term shall commence or expire on a date other than the fiscal year end for any such tax, Tenant’s Share for each fraction of a fiscal year shall be prorated.

Section 5.4             Right to Contest Real Estate Taxes.   Landlord shall be under no duty or obligation whatsoever to protest or contest any assessed valuation or Real Estate Tax assessed against the Shopping Center or the Leased Premises.  If Landlord shall elect to contest any assessed valuation or Real Estate Tax, no such contest by Landlord shall give Tenant the right to withhold or reduce any payment or estimated payment of Real Estate Taxes due under this Lease.  If Landlord shall receive a refund of Real Estate Taxes for which Tenant has paid Tenant’s Tax Payment, Tenant shall receive its prorate share thereof after deducting all costs, fees and expenses incurred by Landlord in connection with obtaining such refund, and not previously charged to Tenant.  Tenant shall have no right whatsoever to protest or contest any assessed valuation or Real Estate Tax assessed against the Shopping Center or the Leased Premises.

ARTICLE 6.   COMMON CHARGES

Section 6.1             Tenant’s Payments.   Tenant shall pay to Landlord as additional rent the fraction represented by Square Footage of the Leased Premises (8,436 square feet on the Rent Commencement Date) divided by the total first floor leasable square footage in the Shopping Center (91,434 square feet as of the Rent Commencement Date) as determined by Landlord from time to time (“Tenant’s Share”) of all Common Charges (as defined below).

Section 6.2             Definition of Common Charges.   “Common Charges” shall mean all costs and expenses incurred by Landlord or Landlord’s employees, agents or contractors, either pursuant to this Lease or otherwise, arising from or in connection with or as a result of the operating, equipping, policing, protecting, lighting, providing sanitation, sewer and other services, insuring, maintaining, repairing and replacing the Common Areas (as hereinafter defined), all buildings and improvements within the Shopping Center and all other areas and facilities of the Shopping Center.  Common Charges shall include, but shall not be limited to:    (i) the maintenance, repair and replacement of all roofs, exterior walls and other structural and exterior portions of the Shopping Center, curbs, gutters, sidewalks, pylons and signs, drainage and irrigation ditches, conduits and pipes, utility systems (permanent and temporary), sewage disposal or treatment systems, public toilets and sound systems whether within or without the Shopping Center; (ii) the removal of trash, snow and ice; (iii) landscaping; (iv) supplies; (v) licensing, permits, service and usage charges; (vi) obtaining and maintaining the insurance policies described in Section 10.3 of this Lease and the cost of any insured event deductible amounts under such policies; (vii) the settlement or disposition of any claims against Landlord to the extent the same are not covered by insurance; (viii) all capital expenditures together with reserves for capital improvements required by the holder of any Mortgage; (ix) the repaving, restriping, regrading and general maintenance of parking areas;

(x) compliance with all rules, regulations and orders of governmental authorities pertaining to the Shopping Center, including those pertaining to traffic control, engineering and environmental issues, air pollution control and the cost of monitoring air quality; (xi) (intentionally deleted); (xiii) licensing and permit fees and taxes; (xiv) audit fees and expenses and other costs and expenses of enforcing the rules and regulations established by Landlord for the Shopping Center; (xv) the cost, lease payment or depreciation of any equipment used in the operation or maintenance of the Shopping Center; (xvi) total compensation and benefits (including premiums for workers’ compensation or any other insurance or other retirement or employee benefits, and including all costs incurred in providing such benefits) paid to or on behalf of employees involved in the performance of the work specified in this Section or employees otherwise providing services to tenants or customers of the Shopping Center whether on or off site; (xvii) the maintenance, repair and operation of any mall or enclosed common area; (xviii) the costs of performance of all of Landlord’s obligations pursuant to this Lease or as contemplated herein except those costs set forth in Section 4.2; (xix) other costs and expenses incurred in connection with the operation and management of the Shopping Center;  plus (xx) an amount equal to fifteen  percent (15%) of all of the foregoing costs and expenses to compensate Landlord for administrative and overhead expenses.  Common Charges shall include costs and expenses for services, equipment or materials furnished by Landlord or its affiliates, including management fees, provided the same are furnished at rates similar to those generally paid.

Section 6.3             Estimated Payments.   On each date that an installment of Minimum Rent is due, Tenant shall pay to Landlord an amount equal to 1/12 of the estimated Common Charges (as determined by Landlord) for the calendar year in which such payment is made.  On or before March 1 of each year, Landlord shall provide Tenant with a statement setting forth Tenant’s Share for the preceding calendar year and the amount of estimated Common Charges paid by tenant during such year.  If the amount due from Tenant exceeds the amount of the estimated payments, Tenant shall pay the difference to Landlord within ten (10) days of the receipt of such statement.  If the amount of estimated payments exceeds the amount due, Landlord shall credit such difference to the next installment or installments of estimated payments due under this Section.  Landlord’s failure to provide such statement by the date provided under this Section shall in no way excuse Tenant from its obligation to pay Tenant’s Share of the Common Charges or constitute a waiver of Landlord’s right to bill and collect Tenant’s Share of Common Charges from Tenant in accordance with this Section.  If the term of the Lease shall commence on a day other than January 1 or expire on a day other than December 31, Common Charges due from Tenant for such fraction of a calendar year shall be prorated.  During any year, Landlord, from time to time, may revise its estimate of the Common Charges which will be due for that year and the monthly payments to be made by Tenant on account thereof.

ARTICLE 7.   USE OF PREMISES

Section 7.1             Permitted Use.   The Leased Premises shall be occupied and used by Tenant solely for the Permitted Use and for no other use or purpose.

Section 7.2             Operation of the Leased Premises.   Tenant shall use, occupy and operate the entire Leased Premises continuously and without interruption during the Lease Term, shall not abandon or vacate the Leased Premises, shall not permit, license, or suffer the occupancy of any other party in the Leased Premises and shall:

a.   Keep the Leased Premises open for business continuously and without interruption at least from 9:00 a.m. to 5:00 p.m. Monday through Friday and 9:00 a.m. to 12:00 p.m. Saturday, or such other hours as Landlord may reasonably designate, unless prohibited by applicable laws or regulations;

b.   Operate its business as a financial institution in a manner as will enhance the Shopping Center;

c.   (intentionally deleted);

d.   Erect no displays outside the Leased Premises or in any way obstruct the Common Areas;

e.   Load or unload all supplies, fixtures, equipment and furniture and cause the collection of rubbish only through the rear service door or doors of the Leased Premises;

f.   Keep the Leased Premises in a safe, clean and proper manner; and not permit any rubbish or refuse of any nature to accumulate in the Common Areas;

g.   Keep the Leased Premises free from vermin;

h.   Prevent the Leased Premises from being used in any way which will injure the reputation of the same or of the Shopping Center or from being used in any way which may be a nuisance, annoyance, inconvenience or damage to the other tenants or occupants of the Shopping Center, including, without limitation, noise by the playing of any musical instrument or radio or television or the use of a microphone, loud speaker, electrical equipment or other equipment which may be heard outside the Leased Premises;

i.   Not violate the exclusive covenants of any other tenant in the Shopping Center; and

j.   Abide by all rules and regulations established by Landlord, from time to time, with respect to the Common Areas, the Shopping Center, and the operation of the Leased Premises.

Section 7.3             Radius Restriction.   (intentionally deleted).

Section 7.4             Compliance with Laws.   Tenant shall not use or occupy or suffer or permit the Leased Premises or any part thereof to be used or occupied for any purpose contrary to law or the rules or regulations of any public authority or the requirements of any insurance underwriters or rating bureaus or in any manner so as to increase the cost of insurance over and above the normal cost of such insurance for the Permitted Use for the type and location of the building of which the Leased Premises are a part.  Tenant shall promptly obtain all permits and licenses required by and otherwise comply with all present and future laws (including Environmental Laws as defined in Section 32.4), regulations or rules of any local, county, state, federal and other governmental authority and any bureau or department thereof, and of the National Board of Fire Underwriters or any other body exercising a similar function which may be applicable to the Leased Premises or Shopping Center, including the maintenance, service, repair, replacement and disposal of any structure, equipment or system thereon.  If Tenant shall install any electrical equipment that overloads the lines in the Leased Premises, or handle any Hazardous Substances (as defined in Section 32.4), Tenant shall, at Landlord’s option, immediately terminate the use of such electrical equipment or Hazardous Substances or, at Tenant’s expense, make such changes as Landlord may request to prevent such overload or hazard or otherwise and as may be necessary to comply with the requirements of any insurance underwriters and governmental authorities having jurisdiction.

ARTICLE 8.   ALTERATIONS

Section 8.1             Landlord’s Consent Required.   Tenant shall not make or permit to be made any alterations, improvements or additions of any kind or nature (excluding interior repainting, recarpeting or other normal interior decorative changes) to the Leased Premises or any part thereof except by and with the prior written consent of Landlord.  Plans and specifications for all desired work, (including Tenant’s Construction associated with Tenant’s downsizing), shall be submitted by Tenant to Landlord for Landlord’s approval prior to the commencement of any work.  The actual out-of-pocket cost of Landlord’s review shall be paid by Tenant within ten (10) days of receipt of Landlord’s statement therefor.  Landlord’s approval of the plans, specifications and/or working drawings for Tenant’s alterations or improvements shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules and regulations of governmental agencies or authorities.

Section 8.2             Compliance with Law, Ownership and Indemnification.   All alterations, improvements and additions to the Leased Premises shall be made in compliance with all applicable laws (including Environmental Laws) and governmental requirements and when made or installed shall be deemed to have attached to the real property and to have become the property of the Lease Term, or other expiration of this Lease, in as good order and condition as they were when installed, reasonable wear and tear excepted; provided, however, that if, prior to the termination of this Lease, or within fifteen (15) days thereafter, Landlord so directs, Tenant shall promptly and in compliance with all applicable laws (including Environmental Laws), remove, and if necessary dispose of, the additions, improvements, fixtures and installations which were placed in the Leased Premises by Tenant including Tenant’s vault and which are designated in such notice, and repair any damage occasioned by such removal, and, in default thereof, Landlord may effect such removals and repairs at Tenant’s expense.  In the event Tenant undertakes any alterations, improvements or additions as herein provided, Tenant shall indemnify and save Landlord harmless from and against all costs, expenses, liens, claims or damages (including attorneys’ fees) to either persons or property arising out of or resulting from the undertaking or making of such alterations, additions and improvements, including without limitation any costs or expenses to comply with The Americans With Disabilities Act and the Regulations thereunder, and Tenant shall provide Landlord with evidence of workmen’s compensation insurance and such other insurance as Landlord may reasonably request.

ARTICLE 9.   REPAIRS AND MAINTENANCE

Section 9.1             Landlord’s Obligations. (a) In-Line Leased Premises: Landlord shall keep and maintain the structural portions of the Leased Premises and the exterior area, including, but not limited to, the roof, foundation and exterior walls of the Leased Premises, except with respect to any damage thereto caused by any alterations or installations by Tenant or any act or negligence of Tenant, its employees, agents, invitees, licensees, subtenants, assignees or contractors or otherwise arising out of Tenant’s use or occupancy of the Leased Premises, in which event such damage shall be promptly repaired by Tenant. Except as otherwise herein provided, Landlord shall not be responsible for maintenance, repairs or improvement of any kind in or upon the Leased Premises.

                (b) Ground Leased Premises: Landlord shall not be responsible for maintenance, repairs or improvements of any kind in or upon the Ground Leased Premises or improvements thereon.

Section 9.2             Tenant’s Obligations. (a) In-Line Leased Premises: Tenant accepts the Leased Premises “as is”. Landlord has made no representation, warranty or other assurance with respect to the Leased Premises or the Shopping Center. Tenant shall keep and maintain the Leased Premises and every part thereof (excluding only the structural elements and the roof unless repair of same arises out of Tenant’s use or occupancy of the Leased Premises or negligence as described in Section 9.1) in good order, condition and repair, in compliance with Environmental Laws, as defined in Section 32.4, including, without limitation, the exterior and interior portions of all doors, door checks, security gates, windows and glass, all utility, plumbing and sewage facilities within the Leased Premises or under the floor slab thereof, fixtures, heating and air-conditioning equipment, exterior mechanical equipment, exterior utility facilities and exterior electrical equipment serving the Leased Premises and interior walls, floors and ceilings, and including compliance with applicable building and fire codes relative to fire extinguishers, sprinkler systems and other preservative measures. Tenant shall conduct all such maintenance, service, repair, replacement and disposal activities, including those with respect to any structure, equipment or system, in compliance with applicable laws, including Environmental Laws. As part of its HVAC maintenance obligation, Tenant shall enter into an annual contract with an HVAC repair firm, fully licensed to repair HVAC units in the state in which the Shopping Center is located and approved by Landlord, which firm shall (a) regularly service the HVAC unit(s) on the Leased Premises on no less than a quarterly basis, changing belts, filters and other parts as required; (b) perform emergency and extraordinary repairs on the HVAC unit(s); and (c) keep a detailed record of all services performed on the Leased Premises and prepare a yearly service report to be furnished to the Tenant at the end of each calendar year. Tenant shall furnish to Landlord, at the end of each calendar year, a copy of the HVAC maintenance contract and report described above, and proof that the annual premium for the maintenance contract has been paid. Nothing stated herein shall limit Tenant’s obligation to maintain the HVAC unit(s) in good condition and repair throughout the term of this Lease. If Tenant fails or refuses to comply with its obligations in this Section 9.2, Landlord may (but shall not be required to) make or complete such repairs and Tenant shall pay the cost thereof to Landlord upon demand.

(b) Ground Leased Premises: Tenant shall keep and maintain its parking area, drive-through lanes and all other portions of the Leased Premises including all improvements constructed thereon and every part thereof in good order, condition and repair (normal wear and tear excepted), in compliance with “Environmental Laws”, as defined in Section 32.4, including, without limitation, the roof and structural portions of the building, sidewalks and passageways, exterior and interior portions of all doors, door checks, security gates, windows and glass, all utility, plumbing and sewage facilities within the Leased Premises or under the floor slab thereof, fixtures, heating and air-conditioning equipment, exterior mechanical equipment, exterior utility facilities and exterior electrical equipment serving the Leased Premises and interior walls, floors and ceilings, and including compliance with applicable building and fire codes relative to fire extinguishers, sprinkler systems and other preservative measures. Tenant shall conduct all such maintenance, service, repair, replacement and disposal activities, including those with respect to any structure, equipment or system, in compliance with applicable laws, including Environmental Laws.

ARTICLE 10.   INSURANCE

Section 10.1           Tenant’s Obligation.  During the Lease Term, Tenant, at its own expense, shall maintain the following:

(a) a commercial general liability insurance policy relating to the Leased Premises providing for coverage of at least Two Million Dollars ($2,000,000) with respect to injury or death and property damage combined;

(b) (i) In-Line Leased Premises: special form property insurance, including theft and, if applicable, boiler and machinery coverage, written at replacement cost value in an adequate amount to avoid coinsurance and a replacement cost endorsement insuring Tenant’s furnishings, equipment and all items of personal property of Tenant and including property of Tenant’s customers located in the Leased Premises;

(ii) Ground Leased Premises and the improvements thereon: “all risk” property insurance (with extended coverage and such other coverage as Landlord may reasonably designate) insuring the improvements constructed by Tenant upon the Leased Premises and all fixtures and equipment, including personal property, thereon to ninety percent (90%) of their actual replacement value without deduction for physical depreciation, having a deductible of not more than $10,000:

(c) workers’ compensation coverage as required by law;

(d) with respect to alterations, improvements and the like required or permitted to be made by Tenant hereunder, contingent liability and builder’s risk insurance, in amounts reasonably satisfactory to Landlord;

(e) (intentionally deleted)

(f) plate glass insurance covering the glass in the Leased Premises for which Tenant shall be entitled to self-insure;

(g) flood insurance if applicable; and

(h) such other insurance covering such other insurable risks as Landlord deems reasonably necessary.

Section 10.2           Requirements of Policy.  The insurance policies required by Section 10.1 shall be issued by a company and in a form satisfactory to Landlord and may not be cancelable without thirty (30) days’ written notice to Landlord. Tenant shall deliver to Landlord the original of such policy, or a certificate evidencing such policy, prior to the commencement of the Lease Term and, thereafter, at least thirty (30) days prior to the expiration of each policy. Each policy or certificate shall be accompanied by proof of payment of such policy. Provided Landlord has furnished Tenant with names and addresses of the same, each policy required under this Article shall name Landlord, Landlord’s agents, the holder of any Mortgage and any other party with an interest in the Shopping center as an insured as their interests may appear. Any required insurance may be effected by a policy of blanket insurance covering additional items or locations provided however that (1) the coverage afforded Landlord and any other parties in interest will not be reduced or diminished by reason of the use of such blanket policy of insurance; (ii) any such policy shall specify therein (or Tenant shall furnish Landlord with a written statement from the insurer under such policy specifying) the amount of the insurance allocated to the Leased Premises; and (iii) all other requirements set forth herein are otherwise satisfied.

Section 10.3           Shopping Center Insurance.  Landlord shall maintain, if available at standard rates, such availability to be determined solely by Landlord, the following:

(a) fire insurance (with extended coverage and such other coverage as Landlord nay choose) insuring the Shopping Center and all fixtures and improvements thereon to their full insurable value;

(b) rent insurance covering the risks described in paragraph (a) above in an amount equal to all Minimum Rent, Percentage Rent (as estimated by Landlord) and additional rent due under all leases relating to the Shopping Center for a period of at least one year;

(c) comprehensive general public liability insurance against any claims upon Landlord arising from the ownership, operation or control of the Shopping Center with respect to bodily injury, death, property damage or other risks of similar nature with combined limits as Landlord deems appropriate, but in no event less than Five Million Dollars ($5,000,000); and

(d) any such insurance coverage, in addition to or in substitution for the coverage set forth above, as the holder of any Mortgage may require or as Landlord may otherwise determine.

Section 10.4           Policy Limits. The coverage limits of all insurance policies referred to in this Lease, in the discretion of Landlord or the holder of any Mortgage, may be increased at any time during the Lease Term.

Section 10.5           Waiver of Subrogation. Landlord and Tenant hereby mutually waive any rights they may have against each other to recover for loss or damage to property arising from a casualty insured against hereunder or which is required to be insured against hereunder. In addition, all insurance policies carried by Landlord or Tenant covering the Leased Premises shall expressly waive any right on the part of the insurer against the other party for damage to or destruction of the Leased Premises resulting from the acts, omissions or negligence of the other party.

ARTICLE 11.   TENANTS’ ASSOCIATION AND PROMOTION

(intentionally deleted)

ARTICLE 12.   COMMON AREAS

Section 12.1           Definition. “Common Areas” shall mean all sidewalks, parking lots, driveways, landscaped areas, loading areas, service areas, pedestrian malls and other areas at the Shopping Center which may, from time to time, be provided by Landlord for general use.

Section 12.2           Tenant’s Use. Landlord hereby grants to Tenant during the Lease Term a nonexclusive license to use the Common Areas. The Common Areas shall be subject to the exclusive control and management of Landlord and to such rules and regulations as Landlord may, from time to time, establish, and Landlord reserves the right to make such changes, additions, deletions, alterations or improvements in and to such Common Areas, as Landlord deems desirable, provided that there shall be no permanent and material obstruction of Tenant’s right of ingress to or egress from the Leased Premises.

Section 12.3           Maintenance. Landlord shall maintain the Common Areas in good repair, reasonably clear of debris and lighted and open during business hours.

Section 12.4           Kiosks. Landlord reserves the right to construct and sublease non-financial kiosks and sales areas on any portion of the enclosed mall, if any, or other parts of the Common Area of the Shopping Center.

ARTICLE 13. DAMAGE OR DESTRUCTION

Section 13.1           Landlord’s Obligation. If all or any part of the Shopping Center is damaged or destroyed by fire or other casualty insured under the hazard policy maintained by Landlord, Landlord shall, to the extent that insurance proceeds are available therefor, and except as otherwise provided herein, repair or rebuild the structural portions of the Shopping Center with reasonable diligence. Landlord shall have no obligation to repair or rebuild any property belonging to Tenant.

Section 13.2           Abatement. If, as a result of the damage or destruction referred to in Section 13.1, there is a substantial interference with the operation of  Tenant’s business which requires Tenant to cease doing business at the In-Line Leased Premises, then the Minimum Rent and additional rent payable hereunder shall abate in accordance with the square footage of In-Line Leased Premises so affected. However, if Tenant has not been able to reopen for business after six (6) months from the date of the damage or destruction, Tenant may, upon thirty (30) days’ written notice, cancel this Lease and have no further obligations to Landlord hereunder.

Section 13.3           Tenant’s Obligations. (a) Unless this Lease is terminated as provided below, Tenant, upon any damage or destruction to the In-Line Leased Premises, and subject to Landlord’s requirement to rebuild as set forth in Section 13.1, promptly shall repair, rebuild and redecorate such Leased Premises in a manner at least equal in quality to that existing prior to such damage or destruction.

(b) Unless this Lease is terminated as provided below, Tenant, upon any damage or destruction to the Ground Leased Premises or the improvements thereon, promptly shall rebuild, repair, rebuild and redecorate such Leased Premises in a manner at least equal in quality to that existing prior to such damage or destruction. There shall no be abatement of Minimum Rent or additional rent while Tenant rebuilds or repairs the improvements on the Ground Leased Premises

Section 13.4           Termination. Notwithstanding anything which may be contained in this Article 13 to the contrary, Landlord, at its option, may terminate this Lease on thirty (30) days’ written notice to Tenant given within ninety (90) days after the occurrence of any damage or destruction to the Shopping Center or any portion thereof if (i) such damage or destruction resulted from a risk not covered by Landlord’s insurance or covered in a manner which fails to yield proceeds in an amount equal to Landlord’s estimated cost of repair, or (ii) the portion of the Leased Premises which Landlord is required to repair is damaged and the estimated cost to repair such damage is more than twenty-five (25%) percent of the replacement cost of the Leased Premises, or (iii) the Shopping Center is damaged and the cost to repair such damage is more than twenty-five (25%) percent of the replacement cost of the entire Shopping Center.

ARTICLE 14. EMINENT DOMAIN

Section 14.1           Condemnation of Entire Leased Premises. If all or substantially all of the In-Line Leased Premises or the Ground Leased Premises shall be taken by condemnation or by transfer in lieu thereof, then this Lease shall terminate as of the date title is vested in the condemning authority.

Section 14.2           Partial Condemnation of the Leased Premises. If less than all or substantially all of the Leased Premises is taken by condemnation or private purchase in lieu thereof, then, if the remainder of the Leased Premises not so taken is determined by Landlord to be unusable for the purposes for which such Premises were leased, either Landlord or Tenant may terminate this Lease upon thirty (30) days’ written notice to the other, which notice must be given within thirty (30) days after such taking.

Section 14.3           Condemnation of Shopping Center. If proceedings are commenced to take any portion of the Shopping Center by condemnation or by private transfer in lieu thereof, and Landlord, in its sole discretion, elects to discontinue the operation of the Shopping Center or the portion thereof in which the Leased Premises are located as a shopping center, then Landlord may terminate this Lease upon thirty (30) days’ notice to Tenant.

Section 14.4           Rentals Upon Condemnation. If this Lease is terminated pursuant to any provision of this Article, then the Minimum Rent and all additional rent and charges payable hereunder shall be prorated as of the date of such termination. If, upon partial condemnation as provided in Section 14.2, this Lease is not terminated, the Minimum Rent, additional rent and all other charges shall be equitably adjusted. Tenant shall continue to make all payments of Minimum Rent and additional rent, as heretofore provided, until the adjusted rent is agreed upon, whereupon Landlord and Tenant shall settle any excess rent or shortfall.

Section 14.5           Proceeds of Condemnation. Landlord shall be entitled to the entire proceeds of any and all awards made as a result of any condemnation affecting the Shopping Center and the proceeds of any private purchase or transfer in lieu of such condemnation. Tenant shall not be entitled to any award or proceeds as a result of any value attributable to Tenant’s interest in this Lease or the unexpired portion of the Lease Term. However, in the event that the condemning authority shall entertain such claim, Tenant shall have the right to prosecute a claim directly against the condemning authority for its trade fixtures and relocation costs, provided that no such claim shall diminish or otherwise adversely affect Landlord’s claims and the claims of any mortgagees, ground lessors or owners of any interest in the Shopping Center.

ARTICLE 15.   ASSIGNMENT AND SUBLETTING

Section 15.1           Consent Required. Tenant shall not, voluntarily, involuntarily or by operation of law, assign, pledge or encumber this Lease or any interest or Tenant herein, in whole or in part, or sublet the whole or any part of the Leased Premises, or permit any other persons to Occupy the Leased Premises, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Tenant may assign this Lease and the right to occupy the Leased Premises to any entity controlling, controlled by or under common control with Tenant or into which Tenant may be merged, without the prior written consent or Landlord. The acceptance of rent from any person other than Tenant shall not be deemed to be a waiver of any of the provisions of this Lease or to be a consent to the assignment of this Lease or subletting of the Leased Premises. The consent of Landlord in any instance to an assignment or subletting shall not be deemed to be a consent, or a waiver of the requirement for the Tenant to obtain consent, to any subsequent assignment or subletting.

Section 15.2           Corporation or Other Entity. Tenant may, at any time, without the consent of the Landlord, assign or otherwise transfer this Lease or any portion thereof to a parent, subsidiary, or affiliate corporation or entity; or any corporation or entity resulting from the consolidation or merger of Tenant into or with any other entity: or to any person, firm or corporation acquiring a majority of Tenant’s issued or outstanding capital stock or a substantial part of the Tenant’s physical assets: provided, however, that in the event of any such assignment or transfer, the assignee shall assume in writing the performance and observance of all the terms and conditions of this Lease.

Section 15.3           Creditors. An assignment for the benefit of creditors or by operation of law shall not be effective to transfer any rights to any assignee without the prior written consent of Landlord.

Section 15.4           Permitted Assignment. Any subletting or assignment consented to by Landlord pursuant to this Article 15 shall be subject to and conditioned upon the following: (i) at the time of any proposed subletting or assignment, Tenant shall not be in default under any of the terms, provisions or conditions of this Lease; (ii) the sublessee or assignee shall occupy only the Leased Premises and conduct its business in accordance with the Permitted Use; (iii) if the rents, charges or other sums required to be paid by any such sublessee or assignee exceed the rents, charges or other sums reserved hereunder, then Tenant shall pay to Landlord monthly the entire amount of such excess, which shall be deemed additional rent; (iv) prior to occupancy, Tenant and its assignee or sublessee shall execute, acknowledge and deliver to Landlord a fully executed counterpart of a written assignment of lease or sublease, as the case may be, by the terms of which: (x) in case of an assignment, Tenant will assign to the assignee Tenant’s entire interest in this Lease, together with all prepaid rents and security deposited hereunder, and the assignee will accept said assignment and assume and agree to perform, directly for the benefit of Landlord, all of the terms, covenants and conditions of this Lease on the Tenant’s part to be performed; or (y) in case of a subletting, the sublease in all respects will be subject and subordinate to all of the terms, covenants and conditions of this Lease and the sublessee thereunder will agree to be bound by and to perform all of the terms, covenants and conditions of this Lease on the Tenant’s part to be performed; (v) in the event of an assignment of this Lease or subletting of all or part of the Leased Premises, Tenant shall, at its expense, comply with all requirements of The Americans With Disabilities Act relating to the assignee or sublessee, as the case may be, and its business; (vi) notwithstanding any such assignment or subletting under the terms of this paragraph, Tenant will not be released or discharged from any liability whatsoever under this Lease including the liability for payment of Minimum Rent, additional rent and any other sums reserved hereunder and will continue to be liable for all obligations of Tenant set forth herein with the same force and effect as though no assignment or sublease had been made and Tenant shall confirm same to Landlord: (vi) Tenant shall pay to Landlord Landlord’s administrative costs, overhead and attorneys’ fees in connection with such assignment or subletting, which costs, overhead and fees are now estimated at Five Hundred Dollars ($300); and (viii) such other conditions as Landlord may impose.

ARTICLE 16.   UTILITIES

Section 16.1           Tenant’s Obligations. Tenant agrees to pay promptly, as and when the same become due and payable, all water rents, rates and charges, all sewer rents and all charges for electricity, gas, heat, steam, hot and chilled water and other utilities supplied to the Leased Premises (whether prior to or during the Lease Term or subsequent thereto if relating to

Tenant’s use of the Leased Premises). If any such utilities are not separately metered or assessed or are only partially separately metered or assessed and are used in common with other tenants of the Shopping Center, Tenant will pay to Landlord, in addition to Tenant’s payments of the separately metered charges, Tenant’s pro rata share of the cost of utilities used in common with other tenants, based on the leasable square footage of floor space leased to each tenant using such common facilities, or such other basis as Landlord may reasonably determine.

Section 16.2           Meters. If Landlord shall so desire, Landlord shall install utility meters at the Leased Premises. The costs incurred in the installation and maintenance of such meters shall be paid by Tenant. Further, Tenant shall pay all charges for consumption directly to the proper public or private utility company or government unit, promptly when due.

ARTICLE 17.   ESTOPPEL CERTIFICATE,

ATTORNMENT AND SUBORDINATION

Section 17.1           Estoppel. Tenant agrees, at any time and from time to time, as requested by Landlord or any Lender (as hereinafter defined), upon not less than fifteen (15) days’ prior notice, to execute and deliver without cost or expense to the Landlord or such Lender an estoppel certificate certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), certifying the dates to which all fixed or minimum rent and any additional rent have been paid, and stating whether or not, to the best knowledge of Tenant, Landlord is in default in the performance of any of its obligations under this Lease, and, if so, specifying each such default of which Tenant may have knowledge, it being intended that any such statement delivered pursuant thereto may be relied upon by any other person with whom Landlord or such Lender may be dealing. Upon Tenant’s failure to timely deliver any estoppel, at provided such failure continues after five (5) days written notice, Tenant shall, in addition to any other remedy of Landlord, pay to Landlord the amount of One Hundred Dollars ($100) per day for each day the same remains undelivered.

Section 17.2           Notice to Lender and Right to Cure. Once Tenant has received written notice identifying the name and address of any lender (a “Lender”) holding a mortgage or deed of trust (a “Mortgage”) on the property of which these premises form a part (the “Property”), Tenant agrees to notify such Lender by certified mail, return receipt requested, with postage prepaid, of any default on the part of Landlord under this Lease, and Tenant further agrees that, notwithstanding any provisions of this Lease, no cancellation or termination of this Lease and no abatement or reduction of the rent payable hereunder shall be effective unless the Lender has received notice of the same and have failed within thirty (30) days after the time when it shall have become entitled under the Mortgage to remedy the same, to commence to cure such default and thereafter diligently prosecute such cure to completion, provided that such period may be extended, if the Lender needs to obtain possession of the Property to cure such default, to allow the Lender to obtain possession of the Property provided the Lender commences judicial or nonjudicial proceedings to obtain possession within such period and thereafter diligently prosecutes such efforts and cure to completion. It is understood that the Lender shall have the right, but not obligation, to cure any default on the part of Landlord.

Tenant agrees that if a Lender shall succeed to the interest of Landlord under this Lease, neither the Lender nor its successors or assigns shall be: liable for any prior act or omission of Landlord; subject to any claims, offsets, credits or defenses which Tenant might have against any prior landlord (including Landlord); or bound by any assignment (except as otherwise expressly permitted hereunder), surrender, release, waiver, amendment or modification of the Lease made without such Lender’s prior written consent; or obligated to make any payment to Tenant or liable for refund of all or any part of any security deposit or other prepaid charge to Tenant held by Landlord for any purpose unless the Lender shall have come into exclusive possession of such deposit or charge. In addition, if a Lender shall succeed to the interest of Landlord under this Lease, the Lender shall have no obligation, nor incur any liability, beyond its then equity interest, if any, in the Property.

In the event that a Lender (or any person or entity to whom the Mortgage may subsequently be assigned) notifies Tenant of a default under the Mortgage and demands that Tenant pay its rent and all other sums due under this Lease to the Lender, Tenant shall honor such demand without inquiry and pay its rent and all other sums due under this Lease directly to the Lender or as otherwise required pursuant to such notice and shall not thereby incur any obligation or liability to Landlord.

Section 17.3           Subordination and Attornment. Tenant agrees and acknowledges that this Lease is subordinate to the lien of any Mortgage, but that, at the Lender’s election, this Lease may be made prior to the lien of any Mortgage, and in the event a Lender succeeds to the interests of Landlord under this Lease, then, at the Lender’s election (a) Tenant shall be bound to the Lender under all of the terms, covenants and conditions of this Lease for the remaining balance of the term hereof, with the same force and effect as if the Lender were the lessor hereunder, and Tenant does hereby agree to attorn to the Lender as its lessor without requiring the execution of any further instruments immediately upon the Lender succeeding to the interests of Landlord under this Lease; provided, however, that Tenant agrees to execute and deliver to the Lender any instrument reasonably requested by it to evidence such attornment; and (b) subject to the observance and performance by Tenant of all the terms, covenants and conditions of this Lease on the part of Tenant to be observed and performed, the Lender shall recognize the leasehold estate of Tenant under all of the terms and conditions of this Lease for the remaining balance of the term with the same force and effect as if the Lender were the lessor under the Lease.

Section 17.4           Execution. Tenant, upon request of Landlord or any party in interest, shall execute promptly such instruments or certificates as may be required to carry out the intent and effectuate the above provisions of this Article. Tenant hereby irrevocably appoints Landlord as attorney-in-fact for Tenant with full power and authority to execute and deliver in the name of Tenant any such instruments or certificates.

Section 17.5           Recording. This Lease shall not be recorded without the prior consent of Landlord. Upon the request of Landlord, Tenant shall execute a short form or other memorandum of this Lease which may, in Landlord’s sole discretion, be recorded.

ARTICLE 18.   INDEMNIFICATION

Section 18.1           Tenant’s Indemnification of Landlord. Tenant shall protect, indemnify, save and keep harmless Landlord against and from all claims, loss, liability, cost, damage or expense (including reasonable attorneys’ fees) ln connection with any accident, personal injury or death, property damage occurring in, on or at the Leased Premises, or arising, directly or indirectly, out of or from Tenant’s occupancy or use of the Leased Premises or the Shopping Center, the use of the utilities and fuel located therein or thereunder, any breach of this Lease, the business conducted in the Leased Premises or, without limiting the foregoing, as a result of any act or omission of Tenant, its employees, agents, invitees, subtenants, licensees, assignees or contractors. Tenant shall protect and save and keep Landlord harmless and indemnified against and from any penalty, damage or charges imposed for any violations of any law or ordinance. Tenant shall also protect, indemnify, save and keep harmless Landlord against and from any and all claims, loss, liability, cost, damage, liens or expense (including attorneys’ fees) arising out of any failure of Tenant or its employees, agents, contractors or representatives in any respect to comply with and perform all the requirements and provisions of this Lease.

Section 18.2           Landlord’s Indemnification of Tenant. Landlord shall protect, indemnify, save and keep harmless Tenant against and from all claims, loss, liability, cost, damage or expense (including reasonable attorneys’ fees) in connection with any accident, personal injury or death, property damage occurring in, on or at the Common Areas, as a result of any act or omission of Landlord, its employees, agents, contractors or representatives.

ARTICLE 19. MECHANIC’S LIEN OR CLAIMS

Section 19.1           Mechanic’s Liens. Tenant shall not permit to be created or to remain undischarged any lien, encumbrance or charge arising from or out of any work of any contractor, mechanic, laborer or materialman, which shall be or become a lien or encumbrance or charge upon the Leased Premises or the Shopping Center or the income therefrom, and Tenant shall not suffer any other matter or thing whereby the estate, right and interest of Landlord in the Leased Premises or in the Shopping Center might be impaired. If any lien or notice of lien on account of an alleged debt of Tenant shall be filed against the Leased Premises or the Shopping Center, Tenant shall, within ten (10) days after notice of the filing thereof, cause the same to be discharged of record by payment, deposit, bond, order of a court of competent jurisdiction or otherwise. If Tenant shall fail to cause such lien or notice of lien to be discharged within the period provided, then Landlord, in addition to any other rights or remedies, may, but shall not be obligated to, discharge the same by either paying the amounts claimed to be due or by procuring the discharge of such lien by deposit or by bonding proceedings. In any such event, Landlord shall be entitled, if Landlord so elects, to defend any prosecution of an action for foreclosure of such lien by the lienor and to pay the amount of the judgment in favor of the lienor with interest, costs and allowances. Any amount paid by Landlord and all costs and expenses, including attorneys’ fees, incurred by Landlord in connection therewith, together with interest thereon, at the rate set forth in Section 28.7, from the respective dates of Landlord’s making of the payment or incurring of the cost and expense, shall be paid by Tenant to Landlord on demand. Notwithstanding the foregoing, not less than five (5) days prior to the commencement of any work to be performed by or on behalf of Tenant at the Leased Premises, Tenant shall notify Landlord of the proposed work and the names and addresses of the persons supplying labor and materials for the proposed work so that Landlord may avail itself of the provisions of any laws regarding the protection of Landlord’s interest in the Leased Premises and the Shopping Center from mechanic’s liens. During the progression of any such work on the Leased Premises, Landlord and its representatives shall have the right, upon at least 24 hours verbal notice, to go upon and inspect the Leased Premises at all reasonable times, and shall have the right to post and keep posted thereon notices regarding mechanic’s liens or to take any further reasonable action which Landlord may deem to be proper for the protection of Landlord’s interest in the Leased Premises and the Shopping Center.

ARTICLE 20.   ACCESS TO LEASED PREMISES

Section 20.1           Landlord’s Access. Tenant shall permit Landlord and Landlord’s agents or designees to inspect or examine the Leased premises at any time upon reasonable notice and shall permit Landlord access to the Leased Premises upon reasonable notice for the purpose of making such repairs, alterations, improvements or additions in the Leased premises or to any portion of the Shopping Center that Landlord may deem desirable or necessary or which Tenant has covenanted in this Lease to do and has failed to do. Such access shall not be construed as an eviction of Tenant in whole or in part and the rent payable hereunder, shall in no manner abate while such repairs, alterations, improvements or additions are being made by reason of loss or interruption of the business of Tenant because of the performance of such work. Landlord shall use commercially reasonable efforts not to cause disruption to Tenant’s business during such access and will coordinate any access with respect to Tenant’s security and privacy requirements.

ARTICLE 21.   SURRENDER OF LEASED PREMISES

Section 21.1           Surrender by Tenant. Tenant shall deliver and surrender to Landlord possession of the Leased Premises upon expiration of this Lease, or its earlier termination as herein provided, broom clean and in as good condition and repair as the same shall be at the commencement of the Lease Term.

Section 21.2           Removal of Property. Tenant shall remove all property of Tenant and all alterations, additions and improvements as to which Landlord shall have made the election provided in Section 8.2, shall repair all damage to the Leased Premises caused by such removal and restore the Leased Premises to the condition in which they were prior to the installation of the articles so removed. Except for Tenant’s obligation to remove its value, any property not so removed at the expiration of the Lease Term and as to which Landlord shall have not made such election shall be deemed to have been abandoned by Tenant and to be Landlord’s property and may be retained or disposed of by Landlord, as Landlord shall desire. tenant’s obligation to observe or perform this covenant shall survive the expiration or termination of this Lease.

ARTICLE 22.   SECURITY AGREEMENT

(intentionally deleted)

ARTICLE 23.   QUIET ENJOYMENT

Section 23.1           Landlord’s Covenant. Landlord agrees that if Tenant pays the Minimum Rent, additional rent and all other charges provided in this Lease, if any, and shall perform all of the covenants and agreements contained herein to be performed on Tenant’s part, Tenant shall have the peaceable and quiet enjoyment and possession of the Leased Premises during the Lease Term, without any manner of hindrance from Landlord or any persons lawfully claiming through Landlord, except as to such portion of the Leased Premises as shall be taken under the power of eminent domain and otherwise subject to the terms and provisions of this Lease, including without limitation the terms and provisions of any Mortgage.

ARTICLE 24.   NOTICES

Section 24.1           How Given. Any notice, consent, approval, waiver or other communication which Landlord or Tenant may be required or permitted to give to the other under the terms of this lease shall be in writing and shall be deemed to be delivered upon receipt or refusal, if delivered by hand or by personal or overnight delivery service, with receipts for delivery, or upon deposit if mailed by certified or registered mail, return receipt requested, addressed it to Tenant, at the address of Tenant set forth in the preamble hereto, and if to Landlord, at the address of Landlord set forth in the preamble hereto, or to such other address as either party shall have designated by notice to the other with a copy of all notices or other communications delivered or sent to Landlord delivered or sent to Richard Crystal, Esq., Brown Raysman Millstein Felder & Steiner LLP, 900 Third Avenue, New York, NY 10022.

ARTICLE 25.   BROKERAGE

Section 25.1           Broker. Tenant covenants, warrants and represents to Landlord that there was not broker, finder or other agent, other than Broker, instrumental in consummating this Lease and that no conversation or prior negotiations were had by Tenant with any other broker, finder or agent concerning renting of the Leased Premises. Tenant agrees to protect, defend, indemnify, save and keep Landlord harmless against and from all liabilities, claims, losses, costs, damages and expenses, including attorneys’ fees, arising out of or from any claims for brokerage commissions or finders’ fees resulting from any conversation or negotiations had by Tenant with any other broker or any other person.

ARTICLE 26.   SECURITY DEPOSIT

(intentionally deleted)

ARTICLE 27.   TENANT’S ADDITIONAL AGREEMENTS

Section 27.1.          Affirmative Obligations.   Tenant agrees, at its own cost and expense, to:

(1)           Light Display Windows:   keep the display windows and signs, if any, in or on the Leased Premises electrically lighted from dusk until 10:00 p.m. on all days during which the majority of stores in the Shopping Center are open for business and during such other periods as Landlord may reasonably designate;

(2)           Keep Premises Clean:   keep the Leased Premises (including, without limitation, exterior and interior portions of all windows, doors and all other glass) in a neat and clean condition;

(3)           Storing Merchandise:   (intentionally deleted);

(4)           Non-selling Space:    (intentionally deleted)

(5)           Keep Premises Attractive:   maintain the Leased Premises and Tenant’s personal property therein as an attractive shopping area in accordance with the general character of the Shopping Center and to that end Tenant shall repaint the interior of the Leased Premises and clean and replace carpeting or other floor covering on a regular basis;

(6)           Labor Regulations:   take no action which would violate Landlord’s union contracts, if any, affecting the Shopping Center, nor create any work stoppage, picketing, labor disruption or dispute, or any interference with the business of the Landlord or any tenant or occupant in the Shopping Center or with the rights and privileges of any customer or other persons lawfully in and upon the Shopping Center, not cause any impairment or reduction of the good will of the Shopping Center;

(7)           Pay Taxes:   pay before delinquency any and all taxes, assessments and public charges levied, assessed or imposed upon Tenant’s business or upon Tenant’s fixtures, furnishings or equipment in the Leased Premises;

(8)           Pay License Fees:   pay when and as due all license fees, permit fees and charges of a similar nature for the conduct by Tenant or any concessionaire of any business or undertaking authorized hereunder and conducted in the Leased Premises;

(9)           Shopping Center Name:   (intentionally deleted);

(10)         Cleaning Program:   participate in any widow cleaning and exterminating program that may be established by Landlord for any businesses in the Shopping Center;

(11)         Tenant’s Fixtures:   operate its business in the Leased Premises with adequate equipment which when initially installed, shall, be like-new, functional, sufficient and of first-class workmanship;

(12)         Garbage:   handle and dispose of all rubbish, garbage and waste from Tenant’s operations in accordance with regulations established by Landlord and not permit the accumulation (unless in concealed metal containers to be located at the rear of the Leased Premises) or burning of any rubbish or garbage in, on or about any part of the Shopping Center.

Section 27.2           Negative Obligations.   Tenant agrees that it shall not at any time without first obtaining Landlord’s consent:

(1)           Not Change Exterior Architecture:   change (whether by alteration, replacement, rebuilding or otherwise) the exterior color or architectural treatment of the Leased Premises or of the building in which the same are located, or any part thereof;

(2)           Not Use Sidewalks or Common Areas:   use, or permit to be used, the sidewalk or mall corridor adjacent to, or any other space outside, the Leased Premises for display, sale or any other similar activity;

(3)           Not Use Roof:   use, or permit to be used, for the storage of equipment other than the accommodation of air conditioning equipment, or for any other purpose whatsoever, the roof areas of the Leased Premises or the Shopping Center; allow any air conditioning service representative or any other person access to the roof without prior notice to Landlord;

(4)           No Loud Speaker:   use, or permit to be used, any advertising medium, loud speaker, sound amplifier, or radio or television broadcast which may be heard outside the Leased Premises or which does not comply with the general policies or rules and regulations then in effect;

(5)           Not Misuse Plumbing Facilities:   use the plumbing facilities for any purpose other than that for which they were constructed, or dispose of any garbage or other foreign substance therein, whether through the utilization of so-called “disposal” or similar units, or otherwise;

(6)           No Liens:   subject any fixtures, furnishings or equipment in or on the Leased Premises which are affixed to the realty to any mortgages, liens, conditional sales agreements, security interests, encumbrances or the like;

(7)           Not Damage the Premises:   perform any act or carry on any practice which may damage, mar or deface the Leased Premises or any other portion of the Shopping Center;

(8)           No Vending Machines:   except as expressly identified herein and permitted hereby, operate on the Premises or in any part of the Shopping Center any coin or token operated vending machine or similar device (including, without limitation, amusement devices and machines for the sale of beverages, foods, candy, cigarettes or other merchandise or commodities);

(9)           No Awnings:   install any awnings in or on the Leased Premises which are visible to public view outside the Leased Premises;

(10)         Window Cleaning and Janitorial Services:   permit window cleaning or other exterior maintenance and janitorial services in and for the Leased Premises to be performed, except by such persons as shall be approved by Landlord and except during hours designated for such purposes by Landlord;

(11)         Freight Handling Equipment:   use any fork-lift truck, tow truck or any other powered machine for handling freight in the interior delivery system, if any, except the truck passageway portion thereof, or in the Leased Premises;

(12)         Not Exceed Floor Loads:   place a load on any floor in the interior delivery system, if any, or in the Leased Premises exceeding the floor load per square foot which such floor was designed to carry, or install, operate or maintain therein any heavy item of equipment except in such manner as to achieve a proper distribution of the weight;

(13)         Not Exceed Electrical Load:   install, operate or maintain in the Leased Premises any electrical equipment which has not been approved by Landlord, in light of the overall system and requirements therefor in the Shopping Center;

(14)         Not Permit Odors, Noise, etc.:   suffer, allow or permit any offensive or obnoxious vibration, noise, odor or other undesirable effect to emanate from the Leased Premises, or any machine or other installation therein, or otherwise suffer, allow or permit the same to constitute a nuisance or otherwise interfere with the safety, comfort or convenience of Landlord or any of the other occupants of the Shopping Center or their customers, agents or invitees or any others;

(15)         Not Invalidate Insurance:   use or occupy the Leased Premises or any part of the Shopping Center or do or permit anything to be done thereon in any manner which shall make it more difficult for Landlord or Tenant to obtain at standard rates any insurance required hereunder or desired, or which will invalidate or increase the cost to Landlord of any existing insurance, or which will cause structural injury to any building or Common Area, or which would constitute a public or private nuisance or which would violate any present or future laws, regulations, ordinances or requirements (ordinary or extraordinary, foreseen or unforeseen) of the federal, state or municipal governments, of any department, subdivisions, bureaus or offices thereof, or of any other governmental public or quasi-public authorities now existing or hereafter created having jurisdiction in the Leased Premises or the Shopping Center;

(16)         Not Injure Reputation:   use or occupy the Leased Premises for any purpose which may injure the reputation of the Leased Premises or the Shopping Center or of the neighborhood in which the same are located or impair the value of the Leased Premises or the Shopping Center; Tenant agrees that Landlord shall have the right to prohibit the continued use by Tenant of any unethical or unfair method of business operation, advertising or interior display, if, in Landlord’s opinion, the continued use thereof would impair the reputation of the Shopping Center as a desirable place to shop or otherwise be out of harmony with the general character thereof, and upon notice from Landlord, Tenant shall forthwith refrain from or discontinue such activities;

(17)         No Solicitation:   solicit business or distribute advertising or promotional matter in the Common Areas; and

(18)         Employee Parking:   allow or permit any employee to park in any area other than as specifically designated by Landlord for employee parking.

ARTICLE 28.   DEFAULT

Section 28.1           Default of Tenant.   Tenant shall be in default under the terms of this Lease if:

(i)            Tenant shall fail to pay when due the Minimum Rent or any additional rent or other charges due hereunder provided Tenant shall have five (5) days to cure such default upon written notice from Landlord; or

(ii)           Tenant shall fail to observe or perform any of the terms, covenants or conditions of this Lease other than those set forth in Subsection 28.1(i), and such failure shall continue after ten (10) days’ notice thereof by Landlord, or, if the default is of such a nature that it cannot be cured within ten (10) days, if Tenant shall not have commenced the curing of such default within such ten-day period and thereafter proceed diligently to cure the default; or

(iii)          Tenant or any guarantor of this Lease (a “Guarantor”) shall file a voluntary petition in bankruptcy or apply for reorganization or make an assignment for the benefit of creditors, or if any receiver or trustee is appointed for any of Tenant’s (or any Guarantor’s) property or business or any petition in bankruptcy is filed against Tenant (or any Guarantor), and such receiver, trustee or petition is not discharged within sixty (60) days; or

(iv)          any final judgment against Tenant (or any Guarantors) is not satisfied within sixty (60) days or any execution or attachment is issued against Tenant (or any Guarantor) or Tenant’s (or any Guarantor’s) property and remains unsatisfied or undischarged for ten (10) days; or

(v)           Tenant shall vacate or abandon the Leased Premises.

Section 28.2           Remedies of Landlord.   Upon any default by Tenant as described in Section 28.1, Landlord shall have the immediate right to re-enter the Leased Premises by summary proceedings, force or otherwise and the right to change locks and to dispossess all persons therefrom and to remove and dispose of all property therein or, at Landlord’s election, to store such property in a public warehouse or elsewhere at the cost and for the account of Tenant, all without service of any notice of intention to re-enter and with or without resort to legal process (which Tenant hereby expressly waives) and without Landlord being deemed guilty of trespass or becoming liable for any loss or damage which may be occasioned thereby.  Upon any default of Tenant as described in Section 28.1, Landlord shall also have the right, at its option, in addition to and not in limitation of any other right or remedy if the Lease Term shall not have commenced, to cancel this Lease by notice to Tenant, or, if the Lease Term shall have commenced, to serve upon Tenant a written notice that this Lease and the Lease Term will terminate on a date specified therein, which date shall be not less than three (3) days after the serving of such notice, and, upon the date so specified, this Lease and the Lease Term shall terminate and expire as fully and completely as if such date were the day herein definitely fixed for the expiration of this Lease and the Lease Term, and thereupon Landlord shall have the immediate right of re-entry and Tenant shall surrender the Leased Premises, but Tenant shall remain liable as provided below.  If Tenant shall be served with a demand for the payment of past due rent, any payments tendered thereafter to cure any default by Tenant shall be made only be cashier’s or certified check.  In the event of any default, re-entry or termination or dispossess, by summary proceedings or otherwise, (i) all Minimum Rent and additional rent due at the time of such default, re-entry, termination or dispossess shall be paid in full; and (ii) Tenant shall pay to Landlord all expenses, including court costs and attorneys’ fees and disbursements incurred by Landlord in recovering possession of the Leased Premises; and (iii) Landlord may relet the Leased Premises or any part or parts thereof, either in the name of Landlord or Tenant or otherwise, as Landlord may determine, for a term which at Landlord’s option may be less than or exceed the period which would otherwise have constituted the balance of the Lease Term, and may grant concessions or free rent; and (iv) Tenant or the legal representative of Tenant also shall pay Landlord, as liquidated damages for the failure of Tenant to observe and perform Tenant’s covenants herein contained, for each month of the period which would otherwise have constituted the balance of the Lease Term, the amount by which (x) the sum of (a) the Minimum Rent and all additional rent which would have been due, plus (y) the net amount, if any, of the rents collected on account of the lease or leases of the Leased Premises.  Any such liquidated damages shall be paid in monthly installments by Tenant on the day specified in this Lease for the collection of Minimum Rent, any suit brought to collect the amount of the deficiency for any month shall not prejudice in any way the rights of Landlord to collect the deficiency for any subsequent month by a similar proceeding, or, at Landlord’s option, and if permitted by law, Tenant shall pay such deficiency on either of the accelerated bases as hereinafter set forth.  In computing such liquidated damages there shall be added to such deficiency all expenses that Landlord may incur in connection with reletting, such as attorneys’ fees and disbursements, brokerage and expenses of placing and keeping the Leased Premises in good order or of preparing the same for reletting as hereinafter provided and Landlord’s costs of performing its covenants under the new lease of the Leased Premises to the extent that the same are greater than Landlord’s duties hereunder.  Landlord, at Landlord’s option, may make such alterations, repairs, replacements or decorations in the Premises as Landlord in Landlord’s sole judgment considers advisable and necessary for the purpose of reletting the Premises; and the making of such alterations, repairs, replacements or decorations shall not operate or be construed to release Tenant from liability hereunder.  Unless otherwise required by law, Landlord shall in no event be liable in any way whatsoever for failure to relet the Premises, or, in the event that the Premises are relet, for failure to collect the rent thereof under such reletting nor shall the refusal or failure of Landlord to relet the Leased Premises or any part or parts thereof release or affect Tenant’s liability for damages.  Notwithstanding anything contained herein to the contrary, in the event that this Lease is terminated pursuant to the provisions of this Lease, Landlord may recover from Tenant all damages it may sustain by reason of Tenant’s default, including the cost of recovering the Leased Premises and attorneys’ fees, and, upon so electing and in lieu of the damages that might otherwise be recoverable under this

Section or Section 28.3, Landlord shall be entitled to recover from Tenant, as and for Landlord’s damages, an amount equal to the total Minimum Rent and projected additional rent and charges for the entire remaining term of the Lease agreement of the parties.  Said amount shall be due and payable in full upon the Tenant’s breach of this Lease agreement.  Tenant specifically acknowledges that Landlord shall have no obligation to mitigate the damages provided for in the foregoing portion of this paragraph, by reletting the premises or otherwise.  Landlord and Tenant specifically acknowledge that this remedy is a provision for liquidated damages and is not a penalty, that the damages which Landlord is likely to suffer should Tenant breach this Lease agreement are impossible to calculate at the time this agreement is executed, and the parties have specifically negotiated this portion of the agreement.  If, for any reason, it is determined that Landlord cannot collect the damages provided for in the immediately foregoing portion of this paragraph then Landlord shall be entitled to recover from Tenant, as and for Landlord’s damages, an amount equal to the difference between the Minimum Rent and additional rent reserved under this Lease for the period which otherwise would have constituted the balance of the Lease Term and the then present rental value of the Leased Premises for such period, without discount to present worth, all of which shall immediately be due and payable by Tenant to Landlord.

Section 28.3           Other Legal Remedies.   Each right and remedy of Landlord provided for in this Lease shall be cumulative and shall be in addition to every other right and remedy provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by Landlord of any one or more of the rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise by Landlord of any or all other rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise.  Further, nothing herein contained shall be construed as limiting or precluding the recovery by Landlord against Tenant of any sums or damages to which, in addition to or in lieu of the damages particularly provided for in Section 28.2 and otherwise herein, Landlord may lawfully be entitled at the time when such damages are to be proved, by reason of any default hereunder on the part of the Tenant.

Section 28.4           Waiver of Trial by Jury and Counterclaim.   Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either against the other upon any matters whatsoever arising out of or in any way connected with this Lease, Tenant’s use or occupancy of the Premises, or any claim of injury or damage.  It is further mutually agreed that in the event Landlord commences any summary proceedings for nonpayment of Minimum Rent or additional rent, Tenant will not interpose any counterclaim or offset of whatever nature or description in any such proceeding.  It is specifically agreed that in the event that Landlord commences any judicial proceeding against Tenant, including a proceeding for nonpayment of Minimum Rent or additional rent, Tenant will not interpose any defense, counterclaim or offset of whatever nature or description.  Nor will Tenant raise any defense of waiver or challenge the jurisdiction of the Court hearing any proceeding on the basis of the receipt by Landlord of any rent at any time including receipt subsequent to receipt of notice of termination, termination or claimed termination of the Lease by the Landlord and prior to commencement of judicial proceedings.  The parties specifically agree that receipt of rent shall under no circumstances give rise to a month to month tenancy.

Section 28.5           Holding Over.   If Tenant remains in possession of the Leased Premises after the expiration of the term of this Lease, Tenant, at Landlord’s election, may be deemed to be occupying the Leased Premises as a tenant from month-to-month, at a monthly rental equal to 150% of the sum of (i) the monthly installment of Minimum Rent payable during the last month of the Lease Term, plus (ii) 1/12 of one hundred and twenty-five (125%) percent of Common Charges and Real Estate Taxes payable during the last year of the term.  Such tenancy shall be subject to all of the other terms, provisions, conditions and obligations of this Lease insofar as they may be applicable to a month-to-month tenancy.

Section 28.6           Waiver of Redemption.   To the extent permitted by law, Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed for any cause, or in the event of Landlord obtaining possession of the Leased Premises, by reason of the violation by Tenant of any of the covenants or conditions of this Lease.

Section 28.7           Late Payments.   In addition to any other remedies available to Landlord hereunder, Tenant shall pay to Landlord a bookkeeping and processing charge equal to the greater of (i) 5% of any delinquent payment of Minimum Rent or additional rent or (ii) One Hundred Dollars ($100), when any such Minimum Rent or additional rent is paid more than ten (10) days after the due date thereof.  Such payment shall be for the purpose of defraying the extra expense involved in processing, collecting and/or handling delinquent payments and shall be payable by Tenant to Landlord upon demand.  Tenant also shall pay interest, at the annual rate of 15% or the highest rate allowed by law, whichever is less, on payments which are delinquent by more than ten (10) days and shall pay all attorneys’ fees incurred by Landlord in the collection of past due rents with interest at the aforesaid rate.

ARTICLE 29.   LIMITED LIABILITY OF LANDLORD

Section 29.1           Damage to Leased Premises.   The Landlord and the Landlord’s agents and employees shall not be liable for, and Tenant waives, any and all claims for damages to person and property or otherwise sustained by Tenant or Tenant’s agents, employees, assigns, licensees, concessionaires, invitees or any person claiming through said parties resulting from any accident or occurrence in or upon the Leased Premises, or any part of the Shopping Center.  Said waiver shall include, but not be limited to, claims for damage to person or property resulting from any equipment or appurtenance out of repair, defective electrical, heating, air conditioning, plumbing, sewer, water system or installations or from the operation of said equipment or installation, or damage by fire, steam, broken glass, ice, water, snow, gas entering the Leased Premises or for the acts, omissions or negligence of trespassers or other occupants of the Shopping Center.

Section 29.2           Definition of Landlord.   The term “Landlord” as used in this Lease means only the owner or the mortgagee in possession, for the time being, of the building in which the Leased Premises are located so that, in the event of any sale of such building, Landlord shall be and hereby is entirely freed and relieved of all obligations of Landlord hereunder arising after the date of transfer and it shall be deemed without further agreement between the parties and such purchaser that the purchaser has assumed and agreed to observe and perform all obligations of Landlord hereunder arising after the date of transfer.

Section 29.3           Non-recourse to Landlord.   It is specifically understood and agreed that neither Landlord, nor any partner of Landlord, shall have any personal liability with respect to any of the terms, covenants, conditions or provisions of this Lease.  In the event of a breach or default by Landlord of any of its obligations under this Lease, Tenant shall look solely to the equity of the Landlord in the Shopping Center for the satisfaction of any claims which it may have against Landlord.

ARTICLE 30.   RIGHT TO CURE DEFAULTS

Section 30.1           Landlord’s Rights.   If Tenant shall fail to comply fully with any of its obligations under this Lease (including, without limitation, its obligations to make repairs, maintain various policies of insurance, comply with all laws, ordinances and regulations and pay all bills for utilities), then Landlord shall have the right, at its option and in addition to any other remedies it has under this Lease and without hereby waiving such default, to cure such breach at Tenant’s expense without notice in the case of emergency and in any other case if such default continues after five (5) days written notice by Landlord.  Tenant agrees to reimburse Landlord (as additional rent) for all costs and expenses incurred as a result thereof together with interest thereon at the rate set forth in Section 28.7 promptly upon demand.

ARTICLE 31.   SIGNS

Section 31.1           Installation.   Tenant shall not, without Landlord’s prior consent, place or install any sign on the roof or on any exterior wall of the Leased Premises (including, without limitation, both the interior and exterior surfaces of windows and doors) except that Tenant may install and maintain at its own cost and expense, including payments for permits, a storefront sign, provided same is approved by Landlord as to dimensions, content, material, location and design, which approval shall not be unreasonably withheld.  Tenant agrees that, if required by Landlord, all signs shall be union made and shall not be installed on the Leased Premises or the building in which the Leased Premises are located until all approvals and permits from all governmental agencies having jurisdiction are first obtained and copies thereof delivered to Landlord together with evidence of payment for any fees pertaining to Tenant’s signs.  Notwithstanding the foregoing, Landlord’s consent shall not be required for a banking regulation signage on the Leased Premises.

Section 31.2           General Provisions.   Tenant shall procure appropriate workmen’s compensation and liability insurance policies covering the installation and maintenance of any signs, and all such policies or certificates of such policies shall be delivered to Landlord prior to the commencement of any work and shall provide that such policies are not cancelable, except upon ten (10) days’ written notice to Landlord.  In the event Landlord shall deem it necessary to remove such sign or signs in order to paint or make any repairs, alterations or improvements in and upon the Leased Premises, or the building in which same is situated, or any part thereof, Landlord shall have the right to do so, provided the same be removed and replaced at Landlord’s expense, whenever such repairs, alterations or improvements shall have been completed.

ARTICLE 32.   MISCELLANEOUS PROVISIONS

Section 32.1           Right to Relocate.    (intentionally deleted)

Section 32.2           Right to Change Payments Due.   (intentionally deleted)

Section 32.3           Easement for Pipes.   Tenants shall permit Landlord or its designees to erect, use, maintain and repair pipes, cables, conduits, plumbing, vents and wires, in, to and through the Leased Premises, as and to the extent that Landlord may now or hereafter deem it to be necessary or appropriate for the proper operation and management of the Shopping Center.  All such work shall be done, so far as practicable in the sole determination of Landlord, in such manner as to avoid unreasonable interference with Tenant’s use of the Leased Premises and will coordinate any access with respect to Tenant’s security and privacy requirements.

Section 32.4           Environmental Matters.  (a) Tenant agrees that it shall comply with all local, state and federal laws, rules and regulations dealing with the manufacture, generation, use, storage, treatment, transportation, disposal, release or removal of hazardous substances, materials, pollutants, contaminants, wastes, including but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. 9601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1231, et seq., the Emergency Planning and Community Right to Know Act, 33 U.S.C. 11000 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. 6901 et seq. and the Clean Air Act, 42 U.S.C. 7401 et seq., as such laws may be amended or modified, whether such laws are presently in existence or promulgated during the Lease Term and all rules and regulations promulgated hereunder (“Environmental Laws”).  Without limiting the foregoing, Tenant agrees that it will (i) give written notice to Landlord at least seven (7) days in advance of any manufacture, generation, use, storage, treatment, transportation, disposal, release or removal of Hazardous Substances from or on the Leased Premises,  (ii) give written notice to Landlord within two (2) days of receipt of any notice of violation, claim, suit, or investigation relating to Hazardous Substances,  (iii) immediately notify Landlord of any Hazardous Substance spill, release or discharge at or affecting the Leased Premises and immediately clean up any such spill, release or discharge in compliance with all applicable Environmental Laws, (iv) not use or employ the property, facilities, equipment or services of the Shopping Center to manufacture, generate, use, store, treat or dispose of or release Hazardous Substances, whether or not they were generated or produced on the Leased Premises, and (v) defend, indemnify and hold harmless Landlord against any and all claims (including reasonable attorney and expert fees and cleanup costs), damage, liability and costs which Landlord may suffer, incur or pay resulting from or arising out of any manufacture, generation, use, storage, treatment, transportation, disposal, release or threat of release of Hazardous Substances from or on the Leased Premises or the Shopping Center (x) as a result of Tenant’s actions or actions of Tenant’s agents, employees, guests or invitees or (y) arising during or attributable to all periods of Tenant’s possession of the Leased Premises.  “Hazardous Substances” means and includes all toxic or hazardous substances, materials, chemicals, contaminants, pollutants, and wastes, of whatever kind or nature, regulated under, defined in, or listed in any Environmental Laws.  Hazardous Substances include, without limitation, asbestos, PCBs, CFCs, petroleum and lead-based paint.

(b)  If Tenant fails to fully comply with the terms of this Section, Landlord may, at its option, perform any or all of Tenant’s obligations thereunder and all costs and expenses incurred by Landlord (including reasonable attorney and expert fees and clean up costs) in connection therewith shall be deemed to be additional rent payable by Tenant on demand therefor.

(c)  Landlord agrees that it shall comply with all local, state and federal laws, rules and regulations dealing with Hazardous Substances which apply to the Leased Premises, whether such laws are presently in existence or promulgated during the Lease Term, relating to environmental conditions existing or arising prior to the commencement of the Lease Term, except for any and all laws or matters relating to the presence of asbestos or asbestos containing materials (hereafter“ACM”) at the Leased Premises.

(d)  Except for any and all laws or matters relating to ACM at the Leased Premises, Landlord agrees that it shall defend, indemnify and hold harmless Tenant against any and all claims, damage, liability and costs which Tenant may suffer, incur or pay resulting from or arising out of any handling, storage, treatment, transportation, disposal, release or threat of release of Hazardous Substances from or on the Leased Premises as a result of (i) Landlord’s actions, or (ii) conditions existing at the Leased Premises prior to the commencement of the Lease Term.

(e)  With respect to ACM, Tenant accepts the Leased Premises “as is” and understands that ACM may be present in the insulation, ceiling tiles or otherwise in the Leased Premises.  Tenant agrees (i) not to conduct or permit activities at the Leased Premises which would result in the disturbance of ACM or the release of asbestos fibers into the air, (ii) to comply with all local, state and federal laws, rules and regulations governing to the disturbance, monitoring, removal, encapsulation, repair, transportation and disposal of ACM applicable to the Leased Premises or Tenant’s employees, guests and invitees, and (iii) defend, indemnify and hold harmless Landlord against any and all claims, damage, liability and costs which Landlord may suffer, incur or pay resulting from or arising out of any matters related to ACM, including but no limited to, fines, penalties, personal injury lawsuits, or wrongful death actions.

(f)  The terms of this Section shall survive the expiration or termination of this Lease.

Section 32.5           Force Majeure.   The provisions of this Section shall be applicable if there shall occur during the Lease Term, or prior to the Lease Commencement Date, any (i) strike, lockout or labor dispute; (ii) the inability to obtain labor or materials, or reasonable substitutes therefor; (iii) Acts of God, adverse weather conditions, governmental restrictions, regulations or controls, enemy or hostile governmental actions, civil commotion, fire or other casualty or other conditions similar to those enumerated in this item (iii) beyond the reasonable control of the party obligated to perform; or (iv) delays due to the act or omission of the other party.  If Landlord or Tenant shall, as the result of any of the above described events, fail punctually to perform any obligation on its part to be performed under this Lease, then such failure shall be excused and not be a breach of this Lease by the party in question, but only to the extent occasioned by such event.  If any right or option of either party to take any action under or with respect to this Lease is conditioned upon the same being exercised within any prescribed period of time and such named date shall be deemed to be extended or delayed, as the case may be, for a period equal to the period of the delay occasioned by any above described event.  Notwithstanding anything herein contained, however, (a) the provisions of this Section shall not be applicable to Tenant’s obligation to pay Minimum Rent or additional rent or any other charge required to be paid by Tenant hereunder, and (b) with respect to any other obligation of Tenant pursuant to this Lease, only the events described in item (iii) of the first sentence of this Section shall be deemed to excuse performance for the purpose of this Section.

Section 32.6           Time of the Essence.   Time shall be of the essence as to each and every obligation of Tenant hereunder.

Section 32.7           Landlord’s Consent.   Whenever Landlord’s consent or approval is required pursuant to the terms of this Lease, Landlord may grant or withhold such consent or approval, or may grant such consent or approval upon such terms and conditions as Landlord may deem advisable, in Landlord’s sole and absolute discretion.  Any such consent or approval must be expressly given in writing signed by Landlord in order to be binding upon Landlord.

Section 32.8           Landlord’s Costs.   Any reference contained in this Lease to “costs incurred by Landlord” or “expenses incurred by Landlord” or similar reference shall be deemed to include all costs and expenses incurred by Landlord, Landlord’s agents and employees and, with respect to any activities carried out by Landlord, Landlord’s agents, and employees, shall further include an amount equal to the value of the time spent engaged in such activities, as if the same were accomplished by an independent party.

Section 32.9           Partial Payments.   No payment by Tenant or receipt by Landlord of a lesser amount of Minimum Rent or additional rent than that provided herein shall be deemed to be other than on account of the earliest stipulated rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy provided herein.

Section 32.10         Attorney’s Fees.   Should it be necessary for Landlord to employ legal counsel to enforce any of the provisions of this Lease, Tenant agrees to pay all reasonable attorneys’ fees and other costs and expenses including court costs incurred.  In the event of any action or proceeding brought by either party against the other under this Lease, the prevailing party shall be entitled to recover all reasonable attorneys’ fees and other costs and expenses incurred in connection with such action or proceeding, including the cost of appeal, if any.

Section 32.11         No Waiver.   One or more waivers of any covenant or condition by Landlord shall not be construed as a waiver of a subsequent breach of the same or any other covenant or condition, and the consent of approval by Landlord to or of any act by Tenant requiring Landlord’s consent or approval shall not be construed to waive or render unnecessary Landlord’s consent or approval to or of any subsequent similar act by Tenant.

Section 32.12         Titles of Articles.   The titles of the Articles throughout this Lease are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this instrument.

Section 32.13         Invalidity of Particular Provisions.   If any term or provision of this Lease or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such term of provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

Section 32.14         Successors and Assigns.   Except as herein otherwise expressly provided, the terms and provisions hereof shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, successors and permitted assigns, respectively, of Landlord and Tenant.  Each term and each provision of this Lease to be performed by Tenant shall be construed to be both an independent covenant and a condition.  The reference contained to successors and assigns of Tenant is not intended to constitute a consent to assignment by Tenant, but has reference only to those instances in which Landlord may have given written consent to a particular assignment.

Section 32.15         Guarantors.   (intentionally deleted)

Section 32.16         Relationship of Parities.   Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent or of partnership or of joint venture or of any association whatsoever between Landlord and Tenant, it being expressly understood and agreed that neither the computation of rent nor any other provisions contained in this Lease nor any act or acts of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

Section 32.17         Multiple Tenants.   If this Lease is executed by more than one party, it is specifically agreed that the Landlord may enforce the provisions hereof with respect to one or more of such parties without seeking to enforce the same as to all or any other such parties, and each of the tenants hereby waives any requirement of joinder of all or any other of the parties hereto in any suit or proceeding to enforce the provisions hereof.  The liability hereunder of all parties hereto shall be joint and several.

Section 32.18         Complete Agreement.   This writing contains the entire agreement between the parties hereto, and no agent, representative, salesperson or officer of Landlord hereto has authority to make or has made any statement, agreement or representation, either oral or written, in connection herewith, modifying, adding or changing the terms and conditions herein set forth.  No amendment or modification of this Lease shall be binding unless such amendment or modification is in writing and signed by the party against whom such amendment or modification is being enforced.  Tenant further agrees that this Lease shall have no force or validity until and unless it is returned to Tenant duly executed by Landlord.

Section 32.19         Corporate or Other Authority.   If the Tenant is a corporation or other entity, each individual executing this Lease on behalf of said entity represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of said entity in accordance with the Charter, By-Laws or other governing documents of said entity and that this Lease is a valid and binding obligation of Tenant and any Guarantor of this Lease, enforceable in accordance with its terms.

Section 32.20         Governing Law.   This Lease shall be governed by and construed in accordance with the laws of the State in which the Shopping Center is located.

Section 32.21         Exhibits.   The following Exhibits are attached to this Lease and are made a part of this Lease by this reference:

Exhibit A - Leased Premises

Addendum - Extension Option

Landlord and Tenant have duly executed this Lease.

Landlord:		ARBUTUS SHOPPING CENTER
LIMITED PARTNERSHIP

by: KSB Realty, L.L.C.
its: General Partner

Date:	4/28/06	By:	/s/ Ricki Singer
		its	member

Tenant:		CARROLLTON BANK

Date:		By:	/s/ Robert A. Altieri
its

LANDLORD

STATE OF                                                            )

                                                                                )

COUNTY OF                                                         )

On the            day of              , 20   , before me personally came                      ,  to me known, who, being by me dully sworn, did depose and say that he is a Member of KSB Realty, L.L.C. and that    he executed the foregoing instrument with authority on behalf of said L.L.C.

NOTARY PUBLIC

TENANT (Corporate)

STATE OF Maryland    )

                                       )

COUNTY OF Baltimore)

On the 27th day of April, 2006, before me personally came Robert Altieri, to me known, who, being by me duly sworn, did depose and say that he is the                          of             ,      a                    corporation and that    he executed the    foregoing instrument on behalf of said corporation.

MY COMMISSION EXPIRES JAN. 1, 2007

[ILLEGIBLE]
NOTARY PUBLIC

EXHIBIT A

Leased Premises

(ARBUTUS SHOPPING CENTER ARBUTUS, MARYLAND IMAGE)

ADDENDUM TO LEASE

BETWEEN

ARBUTUS SHOPPING CENTER LIMITED PARTNERSHIP

AND

CARROLLTON BANK

1)  Extension Option(s).  (a)  Tenant shall have the right, at its option, to extend the term of this Lease for the Extension Period(s) upon the same terms, covenants and conditions herein set forth; provided, however, that the Minimum Rent for the first Lease Year of each Extension Period shall be increased to the greater of (i) the market rate then being charged for similar space in the Shopping Center or (ii) the Minimum Rent for the preceding Lease Year increased by three percent (3%).  Thereafter, the Minimum Rent for each successive Lease Year during each Extension Period shall be an amount equal to the Minimum Rent for the last preceding Lease Year, increased by three percent (3%) per annum.

In order to exercise the Extension Option, Tenant shall be required to give written notice of its intention to extend at least six (6) months but not more than nine (9) months prior to the Lease Termination Date, or expiration of the then current Extension Period, as the case may be.  Failure to deliver timely notice as required above shall cause the Extension Option, and all remaining Extension Options, to lapse and be of no further force and effect.  Further, if Tenant shall be in default of the terms of this Lease, Tenant shall not have the right to exercise the Extension Option and if Tenant shall default hereunder after such right has been exercised but within the six (6) month period preceding the Extension Period such election shall, at Landlord’s option, be null and void.

(b)  In the event that Tenant shall dispute Landlord’s determination of the market rate of rent being charged for similar space pursuant to the paragraph above, Tenant shall give notice to Landlord within ten (10) days of Tenant’s receipt of such Landlord’s determination, and the market rate shall be determined as follows:  The market rate shall be determined by a single arbitrator appointed in accordance with the American Arbitration Association Real Estate Valuation Arbitration Proceeding Rules.  Such arbitrator shall be impartial and shall have not less than ten (10) year’s experience in the County where the Shopping Center is located, in a calling related to the leasing of commercial space in premises comparable to the Shopping Center.  Within fifteen (15) days following the appointment of such arbitrator each party shall submit a report setting forth its determination of the market rate of the Leased Premises for the applicable term, together with such other information as such party shall deem relevant.  The arbitrator shall, within thirty (30) days following such hearing and submission of evidence render his decision by selecting the determination of market rate then being charged for similar space in the Shopping Center.  It is expressly understood that such arbitrator shall have no power or authority to select any market rate other than the market rate submitted by Landlord or Tenant, and the decision of such arbitrator shall be final and binding upon the Landlord and Tenant.  Prior to the determination of the arbitrator, Tenant shall pay Minimum Rent in an amount equal to the Landlord’s determination of market rate submitted to Tenant pursuant to this Section, and following the arbitrator’s final determination, the amount of any overpayment or underpayment shall be adjusted between the parties on demand.  The cost of arbitration shall be borne by the party whose determination of Market Rate is not selected by the arbitrator.